Exhibit 99.1

N E W S

Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Lisa A. Stewart Joins Cimarex Board of Directors

DENVER, November 2, 2015 - The Board of Directors of Cimarex Energy Co. (NYSE: XEC) today announced the appointment of Lisa A. Stewart as an independent director of Cimarex effective October 30, 2015.  Ms. Stewart will be a member of the Audit Committee.

Cimarex Chairman, President and Chief Executive Officer, Thomas E. Jorden, stated, “Lisa brings 30 years of diverse experience in the oil and gas industry to the Cimarex board.  We welcome her perspective and thank her for her willingness to serve as a director of Cimarex.”

Ms. Stewart is Chairman and Chief Investment Officer of Sheridan Production Partners, a privately-owned oil and gas operating company she founded in 2007.  Prior to 2007, Ms. Stewart served as Executive Vice President of El Paso Corporation and President of El Paso E&P from 2004 to 2006.  From 1984 to 2004, Ms. Stewart was with Apache Corporation where she most recently served as Executive Vice President with responsibility for reservoir engineering, business development, land, environmental, health and safety and corporate purchasing.

Ms. Stewart served as a director at Talisman Energy Inc. from 2009 until its acquisition in May 2015, including as the Chair of the Reserves Committee and a member of the Human Resources Committee.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Anadarko and Permian Basins of the U.S.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.

Karen Acierno

303.285.4957
www.cimarex.com